Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Olo Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share, 2021 Equity Incentive Plan	Other(2)	8,168,075(4)	$5.95	$48,600,046.25	$0.00014760	$7,173.37
Equity	Class A Common Stock, par value $0.001 per share, 2021 Employee Stock Purchase Plan	Other(3)	1,084,696(5)	$5.06	$5,488,561.76	$0.00014760	$810.11
Total Offering Amounts				–	$54,088,608.01	–	$7,983.48
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$7,983.48

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A Common Stock.

(2)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on February 15, 2024.

(3)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on February 15, 2024, multiplied by 85.0%. Pursuant to the 2021 ESPP, the purchase price of Class A Common Stock reserved for issuance thereunder will be 85% of the fair market value of Class A Common Stock on the Offering Date or the applicable Purchase Date (as defined in the 2021 ESPP).

(4)
Represents an automatic annual increase equal to 5.0% of the total number of shares of the Registrant’s Class A Common Stock and Class B Common Stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2021 Plan.

(5)
Represents an automatic increase equal to 1.0% of the total number of shares of the Registrant’s Class A Common Stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2021 ESPP.